Exhibit 6

EXECUTION COPY

VOTING TRUST AGREEMENT

Relating to Shares of

UICI

     THIS VOTING TRUST AGREEMENT (the “Agreement”) is made and entered into as of April 5, 2006 (the “Closing Date”) by and among DLJ Merchant Banking Partners IV, L.P., a Delaware limited partnership, DLJ Offshore Partners IV, L.P., a Cayman Islands exempted limited partnership, MBP IV Plan Investors, L.P., a Bermuda limited partnership, CSFB Strategic Partners Holdings III, L.P., a Delaware limited partnership (each, an “Investor” and collectively, the “Investors”), DLJ Merchant Banking, Inc. (“DLJMB”), Wells Fargo Bank, N.A., as voting trustee (together with its successors in such capacity, the “Trustee”) and UICI, a Delaware corporation (the “Corporation”).

     WHEREAS, the parties hereto desire to record their arrangements with respect to certain shares of common stock, par value $0.01 per share (“Common Stock”), of UICI, a Delaware corporation, the principal executive offices of which are presently located at 9151 Grapevine Highway, North Richland Hills, Texas 76180.

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Certain Definitions. In this Agreement:

     (a) “Capital Stock” of any person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, but excluding debt securities convertible into such equity.

     (b) “Control Affiliate” means any person or entity controlling, controlled by or under common control with, directly or indirectly, any Investor.

     (c) “Employee Affiliate” means any person employed by (or who is the spouse, relative or relative of a spouse, in each case residing in the home of a person employed by) a Control Affiliate.

     (d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (e) “Excluded Capital Stock” means shares of Capital Stock of the Corporation that any Investor or any Investor Affiliate owns (or has the right to acquire within 60 days) that are not subject to this Agreement.

     (f) “Holder” means from time to time, any person or entity for whom Shares are held hereunder by the Trustee, as reflected in the records of the Trustee (including the Investors and any Investor Affiliate).

     (g) “Investor Affiliate” means any person or entity who is a Control Affiliate or Employee Affiliate.

     (h) “Investor Parent” means Credit Suisse (USA) Inc., and its successors.

     (i) “Other Affiliate” means any person or entity which has a substantial business relationship with a Control Affiliate and which is not itself a Control Affiliate.

     (j) “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     (k) “Preferred Stock” means the outstanding preferred stock of the Corporation.

     (l) “Securities Act” means the Securities Act of 1933, as amended.

     (m) “Securities Affiliate” means Credit Suisse Securities (USA) LLC, a Delaware limited liability company, and its successors.

     (n) “Share” means a share of Common Stock.

     (o) “Stockholders Agreement” means the Stockholders Agreement among the Corporation and the investors party thereto, dated as of the Closing Date.

     (p) “Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     Section 2. Deposit. (a) Each Investor hereby duly assigns and delivers or has caused to be duly assigned and delivered to the Trustee to be held pursuant to this Agreement the number of Shares set forth opposite its name on Schedule A attached hereto (the “Initial Deposit”). Subject to the provisions of Section 2(b) below, each Investor shall from time to time deliver or cause to be delivered to the Trustee all Shares owned by the Investor or any Investor Affiliate or acquired by the Investor or any Investor Affiliate such that Excluded Capital Stock owned by the Investors and Investor Affiliates does not represent nine and nine-tenths percent (9.9%) or more in the aggregate of the total voting power of the Voting Stock of the Corporation outstanding at such time. Notwithstanding the foregoing, Shares owned by CSFB Strategic Partners Parallel Holdings III, L.P., a Control Affiliate of CSFB Strategic Partners Holdings III, L.P., shall not be required to be delivered to the Trustee hereunder provided that the proportion of the total number of Shares delivered by CSFB Strategic Partners Holdings III, L.P. to the total number of Shares to be deposited hereunder is equal to the proportion of the total number of Shares held by CSFB Strategic Partners Holdings III, L.P. and CSFB Strategic Partners Parallel Holdings III, L.P., in the aggregate, to the total number of Shares held by all the Investors and Investor Affiliates subject to this Agreement.

     (b) For purposes of determining whether nine and nine-tenths percent (9.9%) or more in the aggregate of the total number of shares of the Voting Stock of the Corporation at any time outstanding are owned by the Investors and Investor Affiliates, there shall be excluded, and no deposit of Shares shall be required hereunder as a consequence of, any Shares:

     (i) held by the Securities Affiliate or any other Control Affiliate that is registered as a broker-dealer under the Exchange Act, if such shares are held in connection with its normal trading activities as a broker-dealer; provided, however, that the Investor Parent shall cause the Securities Affiliate or such other Control Affiliate to agree that it will not vote such shares,

     (ii) held by the Securities Affiliate or any other Control Affiliate that is a registered broker-dealer under the Exchange Act, if such shares are held in a syndicate or trading account and were acquired by it in its capacity as an underwriter or placement agent, whether in an offering registered under the Securities Act or otherwise; provided, however, that the Investor Parent shall cause the Securities Affiliate or such other Control Affiliate to agree that it will not vote such shares,

     (iii) held by the Securities Affiliate for the account of any person other than a Control Affiliate or Employee Affiliate or in the name of a customer account, which customer is a person other than a Control Affiliate or Employee Affiliate; provided, however, that the Securities Affiliate may vote the shares only when instructed by the beneficial owner thereof or as otherwise permitted under the rules of the primary national securities exchange on which the Shares are listed, if any,

     (iv) held in an investment advisory account as to which a Control Affiliate is an investment advisor, the assets of which account are not owned by a Control Affiliate, or

     (v) held by an Employee Affiliate other than a person holding the position of Managing Director or above (or performing the comparable function) of the Securities Affiliate or any of its subsidiaries or held by an Other Affiliate, unless in either case a contract or other arrangement (other than this Agreement) regarding the voting of such Shares exists between such Employee Affiliate or Other Affiliate and any Control Affiliate.

     (c) From time to time after the date hereof, any Holder, Investor or Investor Affiliate may deposit additional Shares to be held pursuant to this Agreement by assigning and delivering such Shares to the Trustee.

     (d) The Trustee hereby acknowledges that the Shares deposited in the Initial Deposit are subject to the Shareholders Agreement. Subject to such agreement, any Holder may at any time enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Shares, whether any such swap or transaction is settled by delivery of the Shares, other securities, in cash or otherwise.

     Section 3. Transfer on Books of Corporation. The Trustee shall, to the extent applicable, cause all Shares transferred to or deposited with it in its capacity as Trustee hereunder to be registered in its name as Trustee on the books of the Corporation and will issue and deliver to each Holder (at the address of such Holder provided in writing to the Trustee) a Voting Trust Certificate (a “Trust Certificate”) for the number of Shares so transferred to or deposited with the Trustee and held by the Trustee for such Holder.

     Section 4. Form. Trust Certificates shall be in substantially the following form:

“THE TRANSFER OF THIS VOTING TRUST CERTIFICATE IS SUBJECT TO TERMS AND CONDITIONS SET FORTH IN THE VOTING TRUST AGREEMENT DATED AS OF APRIL 5, 2006, A COPY OF WHICH HAS BEEN FILED IN THE REGISTERED OFFICE IN THE STATE OF DELAWARE OF UICI, A DELAWARE CORPORATION (THE “CORPORATION”). SUCH COPY IS OPEN TO INSPECTION DAILY DURING BUSINESS HOURS BY ANY STOCKHOLDER OF THE CORPORATION OR ANY BENEFICIARY OF THE VOTING TRUST CREATED PURSUANT TO SUCH VOTING TRUST AGREEMENT.

UICI

VOTING TRUST CERTIFICATE

Certificate No. _______	No. of Shares _________

     This certifies that ____________ (“Holder”) has transferred to the undersigned Trustee or is otherwise the beneficial owner of the above-stated number of voting shares of Common Stock, par value $0.01 per share (or shares of Preferred Stock convertible into such number of shares), of UICI, a Delaware corporation (the “Corporation”), to be held by the Trustee pursuant to the terms of the Voting Trust Agreement dated as of April 5, 2006 (the “Voting Trust Agreement”), a copy of which agreement has been delivered to the above-named Holder and filed in the registered office of the Corporation in the State of Delaware. The Holder, or his registered assigns, will be entitled (i) to receive payments equal to any and all cash dividends collected by the Trustee on the above-stated number of shares, (ii) to receive all other dividends or distributions in respect of such shares received by the Trustee except to the extent that property received is required to be deposited in the trust created by the Voting Trust Agreement, and (iii) to the delivery of a certificate or certificates for that number of shares on the termination of the Voting Trust Agreement, in accordance with its provisions. At all times prior to the termination of the Voting Trust, the Trustee has the exclusive right, in accordance with the Voting Trust Agreement, to vote the above-stated number of shares, or give written consent, in person or by proxy, at all meetings of stockholders of the Corporation, and in all proceedings in which the vote or consent, written or otherwise, of the holders of Shares may be required or authorized by law. Other than the rights expressly provided to the Trustee pursuant to the preceding sentence, all rights and benefits related to ownership of such shares of Common Stock are vested solely and exclusively in the Holder.

     This Voting Trust Certificate is transferable on the books maintained by the Trustee at the principal corporate trust office of the Trustee by the Holder hereof, in person or by duly authorized attorney, and upon surrender hereof; and until so transferred the Trustee may treat the registered Holder hereof as the absolute owner hereof for all purposes.

     The Holder, by the acceptance of this Voting Trust Certificate, agrees to be bound by all of the provisions of the Voting Trust Agreement as fully as if its terms were set forth in this Voting Trust Certificate.

EXECUTED as of the __ day of ________, ____.

Wells Fargo Bank, N.A., not in its
individual capacity but solely as
Trustee under the Voting Trust Agreement

By:

Name: Title:

[Form of Assignment for Reverse of Voting Trust Certificate]

     For value received, ___________ hereby sells, assigns, and transfers unto ____________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint _______ attorney to transfer such Voting Trust Certificate on the books of the within-named Trustee with full power of substitution in the premises.

     Date: ________________________.

     Signed:___________________ .”

     Section 5. Additional Trust Certificates. Any Holder may at any time deposit with the Trustee additional certificates for Shares. Any Investor Affiliate acquiring Shares may at any time become a Holder by (a) depositing, or causing to be deposited, certificates for Shares, duly endorsed for transfer, with the Trustee and (b) accepting a Voting Trust Certificate in respect of such Shares.

     Section 6. Voting; Powers. (a) At all times prior to the termination of the voting trust created herein, the Trustee shall have the exclusive right to vote the Shares deposited with it hereunder (the “Deposited Shares”), or give written consent, in person or by proxy, at all meetings of stockholders of the Corporation, and in all proceedings in which the vote or consent, written or otherwise, of the holders of Shares may be required or authorized by law.

     The Trustee shall vote all Deposited Shares in accordance with this Agreement. The Trustee shall have full power and authority, and it is hereby empowered and authorized, to vote the Deposited Shares, and to do any and all other things and take any and all other actions as fully as any stockholder of the Corporation might do if personally present at a meeting of the stockholders of the Corporation. To effect the foregoing (and to avoid any potential timing problems that might otherwise be caused if the Trustee were required to wait until all votes are tallied before voting the Deposited Shares), the Trustee may give instructions to the Corporation to the effect that the Deposited Shares are being voted on such matter “as per the majority vote of all other shares actually cast” or “on a pro rata basis proportionate to all other votes actually cast.” The Trustee shall vote all Deposited Shares with the majority vote of all shares, other than the Deposited Shares and Excluded Capital Stock, actually cast on the particular matter, except:

     (i) with respect to the election of members of the board of directors of the Corporation, the Deposited Shares shall be voted on a pro rata basis proportionate to all other votes actually cast in such election, excluding votes cast by the holders of Excluded Capital Stock;

     (ii) with respect to any matters that under current or future Delaware law or under the Certificate of Incorporation or By-laws of the Corporation require approval by (A) a supermajority of shareholder votes actually cast, (B) a majority or supermajority of all outstanding shares, or (C) a majority or supermajority of all outstanding shares of a particular class which class includes the Deposited Shares, the Deposited Shares shall be voted on a pro rata basis proportionate to all other votes actually cast, excluding votes cast by the holders of Excluded Capital Stock; and

     (iii) with respect to any other matters not covered by (A), (B) or (C) above that under current or future Delaware law require approval by a class of outstanding shares of the Corporation, which class includes the Deposited Shares, the Deposited Shares shall be voted with the majority of all shares of such class, other than Deposited Shares and Excluded Capital Stock, actually cast on the particular matter.

     (b) The Trustee shall use its best efforts to ensure that the Deposited Shares are represented at all shareholder meetings of the Corporation such that the Deposited Shares are counted as present for purposes of determining the existence of a quorum at such meeting under the DGCL and the Corporation’s Certificate of Incorporation and By-laws, provided however that this clause (b) shall not obligate the Trustee to vote on any matter.

     (c) Each Holder agrees that it will not communicate with the Trustee in connection with any proceeding in which the vote or consent of the holders of Shares may be required or authorized by law or otherwise seek to influence the Trustee in the exercise of its right to vote or consent in any such proceedings. Each Investor and any Investor Affiliate shall promptly provide to the Trustee from time to time, upon request, such information as is reasonably necessary (including certificates or other documents) in order to enable the Trustee to carry out the foregoing obligations. The Trustee shall not be held responsible for identifying a person as an Investor Affiliate unless it has actual knowledge that such person is an Investor Affiliate.

     Section 7. Dividends; Other Rights. If the Corporation pays or issues dividends or makes other distributions on the Deposited Shares, the Trustee shall accept and receive such dividends and distributions. Upon receipt of dividends and distributions the same shall be prorated among the Holders that have a beneficial interest hereunder in the Deposited Shares with respect to which such dividend or other distribution was made in accordance with their interests and, subject to the next sentence, the amount shall be distributed promptly pursuant to transfer instructions set forth on Schedule B attached hereto. If the dividend or distribution is paid or made in the form of Shares, such Shares shall be held by the Trustee under the voting trust created herein and new Trust Certificates representing the Shares received shall be issued to the applicable Holders. Holders entitled to receive such dividends or distributions, or Trust Certificates in respect thereof, described in this Section 7 shall be those Holders registered as such on the transfer books of the Trustee at the close of business on the day fixed by the Corporation for the taking of a record to determine those holders of its stock entitled to receive such dividends or distributions. In the performance of its duties to deliver dividends or distributions received by it under this Agreement, the Trustee shall not be obligated to risk its own funds and will not be personally liable for taxes or other charges related to the delivery of such dividends or distributions. Except for the voting rights provided to the Trustee under this Agreement, all rights and benefits related to the Deposited Shares are vested solely and exclusively in the Holders.

     Section 8. Retention of Shareholders Agreement Rights. Each Holder, if such Holder is a party to the Shareholders Agreement or any other agreement to which such Holder is a party with respect to its Shares, retains, after depositing any Shares with the Trustee pursuant to this Agreement, the rights granted to such Holder in such agreements, and shall retain the right to agree, in respect of Shares subject to such agreements, to any amendments to such agreements.

     Section 9. Termination. The voting trust created herein and this Agreement shall terminate on the earlier to occur of:

     (a) the written election of DLJMB or the Holders of Trust Certificates representing the beneficial interest in fifty percent (50%) or more of the Deposited Shares (notice of which shall be provided to all parties hereto and all other Holders), but only if prior to the time such notice is given DLJMB or such Holders deliver to the Trustee a certificate of an officer of DLJMB to the effect that, immediately after termination, the Investors, together with investment funds controlled by DLJMB and its affiliates, should be in compliance with the insurance holding company statutes of the applicable state insurance laws with respect to the Corporation; or

     (b) the written election of DLJMB if the Deposited Shares and Excluded Capital Stock then owned by the Investors and Investor Affiliates do not represent nine and nine-tenths percent (9.9%) or more in the aggregate of the total voting power of the Voting Stock of the Corporation outstanding at such time (notice of which shall be provided to all parties hereto and all other Holders); or

     (c) transfer of all of the Deposited Shares in accordance with Section 10.

     An election pursuant to Section 9(a) or (b) shall be effective upon delivery of notice thereof to the Trustee.

     Upon the termination of the voting trust herein created, the Holders shall surrender their Trust Certificates to the Trustee, and the Trustee shall deliver (or cause to be delivered) to the Holders certificates (or the equivalent evidence of ownership in the case of non-certificated Shares) for Shares, properly endorsed for transfer (to the extent necessary), equivalent to the number and type of Shares the beneficial interest in which was represented by the respective Trust Certificates surrendered.

     Section 10. Transfers of Deposited Shares.

     (a) Except as provided in Sections 9, 10, 11 and 13, certificates (or the equivalent evidence of ownership in the case of non-certificated Shares) for Deposited Shares may not be delivered to a Holder, a Holder’s designee or any other person. A Holder may notify the Trustee in writing that the Holder desires to cause a certificate or certificates (or the equivalent evidence of ownership in the case of non-certificated Shares) for Deposited Shares in which the Holder has a beneficial interest hereunder to be distributed or transferred to any person, including such Holder, only if such transfer is an Eligible Transfer, which is defined as any transfer meeting the requirements set forth in clause (a)(i) or (a)(ii) below. Any person that acquires Deposited Shares pursuant to an Eligible Transfer is hereinafter referred to as an “Eligible Transferee.”

     (i) Transfer of Deposited Shares to any Control Affiliate or any Employee Affiliate holding the Position of Managing Director or Above. An “Eligible Transfer” for purposes of this clause (i) means any distribution or transfer of Deposited Shares to any Control Affiliate or any Employee Affiliate holding the position of Managing Director or above (or performing the comparable function) of any Control Affiliate (including by way of a distribution by a Holder to its limited partners); provided that either (A) (x) a contract or other arrangement (other than this Agreement) regarding the voting of such Deposited Shares does not exist between any Investor Affiliate or any Investor and such transferee and (y) immediately after giving effect to such distribution or transfer, the Investors and Investor Affiliates will not own in the aggregate Excluded Capital Stock amounting to nine and nine-tenths percent (9.9%) or more of the total voting power of the Voting Stock of the Corporation then outstanding or (B) the Deposited Shares distributed or transferred to such Control Affiliate or Employee Affiliate shall be subject to this Agreement and shall be automatically deposited with the Trustee in accordance with Section 2 hereof. In connection with any distribution or transfer pursuant to this clause (i), the applicable Holder shall deliver a certificate of an officer of DLJMB certifying that, immediately after giving effect to such transfer, the conditions of either clause (i) (A) or (i) (B) are satisfied.

     (ii) Transfer of Deposited Shares to Employee Affiliates not holding the Position of Managing Director or Above, Other Affiliates or Third Parties Not Affiliated with the Investors. An “Eligible Transfer” for purposes of this clause (a)(ii) means any distribution or transfer of Deposited Shares to any Employee Affiliate not holding the position of Managing Director or above of any Control Affiliate, to any Other Affiliate or to any third party not affiliated with an Investor (including by way of a distribution by a Holder to its limited partners); provided that a contract or other arrangement (other than this Agreement) regarding the voting of such Deposited Shares does not exist between any Investor Affiliate or any Investor and such transferee. In connection with any distribution or transfer pursuant to this clause (a)(ii), the applicable Holder shall deliver a certificate of an officer of DLJMB certifying that, immediately after giving effect to such transfer, the conditions of clause (a)(ii) are satisfied.

     (iii) Notwithstanding the foregoing, if a tender offer to purchase any outstanding shares of Common Stock has been made in accordance with Section 14(d) and Regulation 14D of the Exchange Act, then a Holder may notify the Trustee in writing that the Holder desires to cause a certificate or certificates for Deposited Shares in which the Holder has a beneficial interest hereunder to be tendered in such tender offer pursuant to the procedures set forth in the applicable Schedule TO (or any successor form). The Trustee shall tender Deposited Shares in accordance with such Holder's written instructions; provided that after such Deposited Shares have been tendered and prior to consummation of the tender offer, such Deposited Shares shall remain subject to this Agreement. If the tender offer is not consummated, such tendered Deposited Shares shall be delivered to the Trustee and shall be subject to this Agreement.

     (b) The notice delivered pursuant to Section 10(a) shall name such Eligible Transferee and shall state

     (i) its mailing address;

     (ii) the proposed transfer date (which date shall be not less than two days after the Trustee’s receipt of such notice); and

     (iii) the number and type of Shares to be transferred.

     The notice to the Trustee shall also contain a representation that such distributee or transferee is an Eligible Transferee and shall be accompanied by a Trust Certificate or Certificates of the Holder, duly endorsed for transfer, representing not less than the number of Shares of the type to be transferred to the

Eligible Transferee. On the date specified in such notice, the Trustee shall deliver: (i) to the Eligible Transferee, a certificate for the number of Shares of the type specified in such notice, registered in the name of the Trustee and duly endorsed for transfer, and (ii) to the Holder, a Trust Certificate representing a number of Shares, if any, equal to the number of Shares of the type represented by the surrendered Trust Certificate less the number of Shares of the type transferred to such Eligible Transferee. Any consideration received by the Trustee from the Eligible Transferee shall be distributed promptly to such Holder pursuant to the transfer instructions set forth on Schedule B attached hereto.

     (c) A Holder may at any time direct the Trustee by notice in writing to transfer a certificate or certificates (or the equivalent evidence of ownership in the case of non-certificated Shares) for Shares in which the Holder has a beneficial interest hereunder (i) to an underwriter (including the Securities Affiliate) in connection with a public offering of the Shares registered under the Securities Act or (ii) in connection with sales made pursuant to Rule 144 under the Securities Act, including through a broker-dealer (including the Securities Affiliate). Such notice shall state (A) the underwriter’s or broker dealer’s mailing address, if applicable, (B) the proposed transfer date (which date shall not be less than two days after the Trustee’s receipt of such notice), and (C) the number and type of Shares to be transferred. The notice shall also be accompanied by a certificate of an officer of the Holder certifying that such request is being made solely for sales made in connection with a public offering of the Shares registered under the Securities Act or sales made pursuant to Rule 144 under the Securities Act and a Trust Certificate or Certificates of the Holder, duly endorsed for transfer, representing not less than the number of Shares of the type to be transferred. The Trustee shall be entitled to conclusively rely upon such certificate. On the date specified in such notice, the Trustee shall deliver: (x) to the underwriter or such other transferee, a certificate (or the equivalent evidence of ownership in the case of non-certificated Shares) for the number of Shares of the type specified in such notice, registered in the name of the Trustee and duly endorsed for transfer, and (y) to the Holder, a Trust Certificate representing a number of Shares, if any, equal to the number of Shares represented by the surrendered Trust Certificate less the number of Shares transferred to such underwriter or such other transferee. Any consideration received by the Trustee from such underwriter or such other transferee shall be distributed promptly to the Holder pursuant to the transfer instructions set forth on Schedule B attached hereto.

     Notwithstanding the foregoing, if the Holder intends to transfer Shares pursuant to the exercise of the over-allotment option granted to the underwriters in connection with a public offering of Shares, the transfer date in the notice may be less than five but shall not be less than two days after the Trustee’s receipt of such notice; provided that if the transfer date in the notice is less than five days after the Trustee’s receipt of the notice, the Trustee shall only be obligated to use its reasonable best efforts to effect the transfer of such Shares by such transfer date.

     Nothing in this Section 10 or elsewhere in this Agreement shall prohibit a Holder from transferring Trust Certificates in accordance with the terms of the Trust Certificates.

     Section 11. Requests for Shares. A Holder (hereinafter referred to as a “Requesting Party” for the purpose of this Section 11) may request of the Trustee in writing that the Trustee transfer to such Requesting Party a certificate or certificates (or the equivalent evidence of ownership in the case of non-certificated Shares) for Shares in which the Requesting Party has a beneficial interest hereunder, which Shares shall not be subject to this Agreement; provided, however, that (a) the Trustee shall not honor such request if immediately after giving effect thereto the Investors and Investor Affiliates will own in the aggregate Excluded Capital Stock amounting to nine and nine-tenths percent (9.9%) or more of the total voting power of the Voting Stock of the Corporation then outstanding; and (b) if the Requesting Party is not an Investor, the Trustee shall not honor such request unless DLJMB consents in writing to such request. Such written request shall name such Requesting Party and shall state (i) the proposed transfer date (which date shall be not less than five days after the Trustee’s receipt of such request) and (ii) the number and type of Shares to be transferred. The notice to the Trustee shall also be accompanied by (A) a Trust Certificate or Certificates of the Requesting Party, duly endorsed for transfer, representing not less than the number of Shares of the type to be transferred to the Requesting Party, and (B) a certificate of an officer of DLJMB certifying that immediately after giving effect to such request the Investors and all Investor Affiliates will own in the aggregate Excluded Capital Stock amounting to less than nine and nine-tenths percent (9.9%) of the total voting power of the Voting Stock of the Corporation then outstanding. The Trustee shall be entitled to conclusively rely upon such certificate. On the date specified in such request, and upon receipt by the Trustee from the Requesting Party of such certificates, as applicable, the Trustee shall deliver to the Requesting Party a certificate (or the equivalent evidence of ownership in the case of non-certificated Shares) for the number of Shares of the type specified in such notice, registered in the name of the Trustee and duly endorsed for transfer.

     Section 12. Sale, Distribution or Transfer of Shares in Accordance with the Agreement. To the extent that any Holder wishes to sell, distribute or otherwise transfer any Shares, so long as the terms and conditions of this Agreement are otherwise satisfied, such Holder shall be free to sell, distribute or transfer Deposited Shares or Excluded Capital Stock as it deems appropriate and there shall be no requirement that Excluded Capital Stock be sold, distributed or transferred in advance of Deposited Shares or vice versa.

     Section 13. Exercise, Conversion, Exchange or Cancellation of Shares. The Trustee shall, upon written instruction of a Holder, submit to the Corporation for exercise, conversion, exchange or cancellation any Share in which such Holder has a beneficial interest hereunder. Such instruction shall state (a) whether such Shares are to be exercised, converted, exchanged or cancelled and the basis for such action, (b) the date on which a certificate or certificates representing such Shares are to be submitted to the Corporation (which date shall not be less than five days after the Trustee’s receipt of such instruction), (c) the number and type of Shares to be submitted to the Corporation and (d) the consideration, if any, to be received upon such exercise, conversion, exchange or cancellation from the Corporation. The instruction shall be accompanied by (x) a Trust Certificate or Certificates of the Holder, duly endorsed for transfer, representing the beneficial interest in not less than the number of Shares of the type to be submitted to the Corporation and (y) any exercise price or other payment and any agreement, notice, certificate or other documentation required in connection with such exercise, conversion, exchange or cancellation. On the date specified in such instruction, and against receipt from the Corporation of the specified consideration, if any, the Trustee shall deliver: (i) to the Corporation, (x) a certificate or certificates for the number of Shares of the type specified in such instruction, issued in the name of the Trustee and duly endorsed for transfer (or, if the Shares are not certificated, the Trustee shall deliver the number of Shares of the type specified in such instruction by causing a book-entry transfer of such number and type of Shares to be reflected on the records of the Corporation) and (y) any exercise price or other payment and any agreement, notice, certificate or other documentation delivered to the Trustee by such Holder with such instruction and (ii) to the Holder, (x) a Trust Certificate representing the beneficial interest in a number of Shares equal to the number of Shares represented by the surrendered Trust Certificate or Certificates less the number of Shares submitted to the Corporation and (y) upon receipt, the consideration, if any, received by the Trustee pursuant to such exercise, conversion, exchange or cancellation; provided that if such consideration includes Shares, such Shares shall be held by the Trustee pursuant to this Agreement and new Trust Certificates representing the beneficial interest in such Shares shall be issued to such Holder.

     Section 14. Increase or Decrease in Number of Shares. In the event of an increase in the number of outstanding Shares by virtue of a stock split or the decrease in the number of outstanding Shares because of a contraction of shares or a change in the number of outstanding Shares as a result of some other recapitalization in which the Corporation receives no consideration for the issuance of the additional or reduced number of Shares, the new additional or changed number of Shares shall be held by the Trustee under this Agreement, the Trust Certificates outstanding immediately prior to such increase, decrease, or change in the number of outstanding Shares shall thereupon represent the beneficial interest in the number of Shares to which the Holders are entitled as a result of such increase, decrease, or change, and new Trust Certificates representing the beneficial interest in the appropriate changed number of Shares shall be issued to Holders upon surrender of the then existing Trust Certificates.

     Section 15. Successor Trustee. There shall initially be one Trustee of the voting trust created herein. Upon the liquidation, dissolution, winding-up, suspension, incapacity, resignation or removal (in accordance with Section 16 below) of the initial Trustee, DLJMB or the Holders of Trust Certificates representing the beneficial interest in fifty percent (50%) or more of the Deposited Shares shall appoint a successor Trustee by written notice to the other parties and the other Holders; provided, however, that such successor Trustee shall not be an Investor Affiliate. In the event a successor Trustee shall not have been appointed within 30 days of such liquidation, dissolution, winding-up, suspension, incapacity, resignation or removal, the Trustee may petition a court of competent jurisdiction to appoint such a successor. In the event that the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another entity that is a bank or trust company, the resulting, surviving or transferee entity (unless it is an Investor Affiliate) shall become the successor Trustee upon notice to the signatories hereto but without further action by the signatories or any Holder.

     Section 16. Removal / Resignation Of Trustee. (a) A Trustee may be removed by DLJMB or the Holders of Trust Certificates representing the beneficial interest in fifty percent (50%) or more of the Deposited Shares by written notice to the other parties and the other Holders:

     (i) if it is determined by a court of competent jurisdiction that either (A) the Trustee has willfully and materially violated the terms of this Agreement, or (B) the Trustee has been guilty of negligence, willful misconduct or malfeasance, misfeasance or dereliction of duty hereunder;

     (ii) if the Trustee shall have commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall have consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall have made a general assignment for the benefit of creditors, or shall have failed generally to pay its debts as they become due, or shall have taken any corporate action to authorize any of the foregoing; or

     (iii) if an involuntary case or other proceeding shall have been commenced against the Trustee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall have remained undismissed and unstayed for a period of 60 days; or an order for relief shall have been entered against the Trustee under the federal bankruptcy laws as now or hereafter in effect.

     (b) If DLJMB or the Holders of Trust Certificates representing the beneficial interest in fifty percent (50%) or more of the Shares then deposited hereunder determine that a basis exists for removal of the Trustee under Section 16(a) above, they shall deliver written notice of such determination to the Trustee stating the basis for such removal.

     (c) The Trustee may resign its position as such (i) upon ten days’ written notice to DLJMB and the Investors, but only if a successor Trustee, appointed as provided for in Section 15 above, has agreed to serve as such effective upon the effectiveness of the resignation of the Trustee then acting, or (ii) in any event upon thirty days’ written notice to DLJMB and the Investors.

     Section 17. Trustee May Own Shares. Nothing in this Agreement shall prevent the Trustee from owning Shares or options to purchase Shares in its individual capacity or in any capacity other than as trustee hereunder or for the Investors or any Investor Affiliate.

     Section 18. Trustee Not an Affiliate. The Trustee represents that it is a bank or trust company that is not an Investor Affiliate.

     Section 19. Compensation; Expenses. The Trustee in its individual capacity shall receive an aggregate fee from the Holders of $3,000 for its services in connection with the establishment of the voting trust, and the Holders will reimburse the Trustee in its individual capacity in respect of the Trustee’s reasonable expenses (including, without limitation, reasonable attorney’s fees) lawfully incurred in connection therewith. During the period of its services hereunder, the Trustee in its individual capacity shall also receive an aggregate fee from the Holders of $4,500 per year. Reasonable expenses (including, without limitation, reasonable attorney’s fees) lawfully incurred in the administration or performance of the Trustee’s duties or the exercise of the Trustee’s rights, powers and authority hereunder shall be reimbursed to it in its individual capacity by the Holders. The provisions of the preceding sentence of this Section 19 shall survive the termination of this Agreement and the resignation, removal or other cessation of service of the Trustee. Such fees and expenses payable under this Section 19 shall be prorated among the Holders in accordance with their respective interests in the Shares then deposited hereunder.

     Section 20. Merger, Etc. Upon any merger, consolidation, reorganization or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation pursuant to which shares of capital stock or other voting securities of another entity are to be issued in payment or exchange for or upon conversion of Shares and other voting securities, the shares or other voting securities of said other entity shall, to the fullest extent permitted by law, automatically be and become subject to the terms of this Agreement and be held by the Trustee hereunder in the same manner and upon the same terms as the Shares, and in such event the Trustee shall issue to the Holders that have deposited Shares with the Trustee new Trust Certificates in lieu of and upon surrender of the old Trust Certificates for the appropriate number of shares and other voting securities of such other entity. At the request of any Holder, the Trustee may transfer, sell or exchange or join with the Holder in a transfer, sale or exchange of Shares and other voting securities in exchange for shares and other voting securities of another entity, and in said event the shares and other voting securities of the other entity received by the transferor shall be and become subject to this Agreement and be held by the Trustee hereunder in the same manner as the Shares.

     Section 21. Notices. All notices, reports, statements and other written communications directed to the Trustee from the Corporation shall be forwarded promptly by the Trustee to each Investor and each Holder. All notices, notices of election and other communications required herein shall be given in writing by overnight courier, telegram or facsimile transmission and shall be addressed, or sent, to the appropriate addresses as set forth beneath the signature of each party hereto, or at such other address as to which notice is given in accordance with this Section 21.

     Section 22. Indemnity, Etc. The Trustee, as such and in its individual capacity, and its directors, officers, employees and agents, shall be indemnified, defended and held harmless by the Holders from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing for or defending against any litigation, commenced or threatened, or any claims whatsoever) (the “Indemnified Claims”) arising out of, in connection with, or based upon this Agreement or the actions or failures to act of the Trustee hereunder or thereunder, except to the extent such loss, liability, claim, damage or expense is caused by or results from the Trustee’s negligence, willful misconduct or malfeasance, misfeasance or dereliction of duty (as determined by a final and unappealable order of a court of competent jurisdiction). The Holders will indemnify, defend and hold harmless the Trustee, as such and in its individual capacity, and its directors, officers, employees and agents, from and against any Indemnified Claims. The Holders’ obligations hereunder shall survive the termination of the voting trust created herein, or the resignation, removal or other cessation of service of the Trustee.

     The Trustee, as such and in its individual capacity, shall be entitled to the prompt reimbursement from the Holders (each in proportion to the number of Shares subject to this Agreement held by each) for its out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in investigating, preparing for or defending against any litigation, commenced or threatened, arising out of or based upon this Agreement, or the actions or failures to act of the Trustee hereunder or thereunder, without regard to the outcome of such litigation; provided, however, that the Trustee shall be obligated to return such reimbursement insofar as it is subsequently determined by a final and unappealable order of a court of competent jurisdiction to have been incurred by the Trustee as a result of the Trustee’s negligence, willful misconduct or malfeasance, misfeasance or dereliction of duty in the matter in question. Such expenses payable under this Section 22 shall be prorated among the Holders in accordance with their respective interests in the Shares then deposited hereunder.

     If a claim under this Section 22 is not paid in full within 30 days after a written claim has been submitted by the Trustee, the Trustee may at any time thereafter bring suit to recover the unpaid amount of the claim and, if successful in whole or in part, the Trustee, as such and in its individual capacity, shall be entitled to be paid also the expense of prosecuting such claims, including reasonable attorney’s fees.

     The Trustee is authorized and empowered to construe this Agreement and its construction of the same, made in good faith, shall be final, conclusive, and binding upon all Holders and all other parties interested. The Trustee may, in its discretion, consult with counsel to be selected and employed by it, and the reasonable fees and expenses of such counsel shall be an expense for which the Trustee, as such and in its individual capacity, is entitled to reimbursement under this Agreement.

     The Trustee hereby accepts the voting trust created hereby and agrees to perform its obligations expressly required hereunder to be performed by the Trustee, but assumes no other obligations and shall have no responsibility (and no personal liability) for the management of the Corporation or for any action taken by it, by any person elected as a director of the Corporation or by the Corporation pursuant to any vote cast or consent given by the Trustee. The Trustee, whether or not acting upon the advice of counsel, shall incur no personal liability to any person or entity because of any error of law or fact, mistake of judgment or any matter or thing done or omitted under this Agreement, except for its own negligence, willful misconduct or malfeasance, misfeasance or dereliction of duty. Anything done or suffered in good faith by the Trustee in accordance with the advice of counsel chosen as indicated above or in good faith reliance on the provisions of this Agreement shall be conclusive in favor of the Trustee against the Holders and any other interested party and shall give rise to no personal liability on the part of the Trustee.

     The Trustee shall not be personally liable in any event for acts or defaults of any other trustee or trustees (under this or any other voting trust of the Corporation’s securities) or for acts or defaults of any employee, agent, proxy or attorney-in-fact of any other trustee or trustees. The Trustee shall be fully protected and free from personal liability in relying or acting upon any notice, request, consent, certificate, declaration, guarantee, affidavit or other paper or document or signature reasonably believed by it to be genuine and to have been signed by the proper party or parties or by the party or parties purporting to have signed the same.

     No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any personal financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     Section 23. Further Assurances. Each of the parties to this Agreement will execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of any other documents), which may be required under any applicable law, or which the Trustee may reasonably request, to give effect to the Initial Deposit, any deposit of Shares after the Initial Deposit, the registration of such Deposited Shares as transferred to the trust created herein, the termination of the trust created herein pursuant to Section 9 of this Agreement and any transfer of Deposited Shares or Shares pursuant to Section 10 or Section 11 of this Agreement.

     Section 24. Counterparts. This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement. Upon execution of this Agreement and the establishment of the voting trust created herein, the Trustee shall cause a copy of this Agreement to be filed in the registered office of the Corporation in the State of Delaware and the Agreement shall be open to inspection in the manner provided for inspection under the laws of the State of Delaware.

     Section 25. Choice of Law. This Agreement is intended by the parties to be a voting trust agreement under Section 218 of the General Corporation Law of the State of Delaware and shall be governed and construed in accordance with the laws of the State of Delaware.

     Section 26. Bond. The Trustee shall not be required to provide any bond to secure the performance of its duties hereunder.

     Section 27. Reliance. Each Holder acknowledges that DLJMB and the Investors will rely on this Agreement in complying with applicable state insurance laws. The Trustee acknowledges that DLJMB and the Investors will rely on the Trustee abiding by the terms of this Agreement, including, without limitation, that the Trustee will exercise independent judgment in voting the Deposited Shares in accordance with Section 6(a) and will not consult with the Investors or any Investor Affiliate regarding the voting of such Shares.

     Section 28. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a writing signed by or on behalf of the Trustee, DLJMB and the Holders of Trust Certificates representing the beneficial interest in fifty percent (50%) or more of the Shares then deposited hereunder. This Agreement may not be amended or waived in any material respect unless the Investors shall have delivered to the Trustee a certificate of an officer of DLJMB (in relying on which the Trustee shall be fully protected) to the effect that, immediately after such amendment or waiver, the Investors, together with investment funds controlled by DLJMB and its affiliates, should be in compliance with the insurance holding company statutes of the applicable state insurance laws with respect to the Corporation. If this Agreement shall be amended, the Trustee shall file a copy of the instrument effecting such amendment in the principal office of the Corporation.

     Section 29. Benefits and Assignment. Nothing in this Agreement, expressed or implied, shall give or be construed to give any person or entity other than the parties hereto and their successors and permitted assigns, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the parties hereto and their successors and permitted assigns. No party may assign any of its rights or obligations under this Agreement (except as provided in Section 15) without the written consent of DLJMB, which consent may be withheld in its sole discretion.

     Section 30. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 31. Commercially Reasonable Efforts. If any Investor or any Investor Affiliate desires to sell or transfer any Capital Stock of the Corporation, the Corporation and the Trustee shall, subject to (a) the terms and conditions of this Agreement and the Stockholders Agreement and (b) the provisions of applicable law, use commercially reasonable efforts to assist such Investor or any such Investor Affiliate in satisfying the administrative conditions associated with effecting any such sale or transfer (e.g., causing restrictive legends to be removed from stock certificates and causing stock certificates to be issued in the name of such Investor, such Investor Affiliates or their respective transferees, all subject to the matters described in (a) and (b) above). The Corporation shall similarly instruct its agents to use commercially reasonable efforts in assisting such Investor or any such Investor Affiliate in satisfying such administrative conditions associated with effecting any such sale or transfer.

      EXECUTED as of the date and year first above written.

WELLS FARGO BANK, N.A., TRUSTEE

By:	/s/ Katie O'Brien Mathis

	Name:	Katie O'Brien Mathis
	Title:	Assistant Vice President
Address:	6th & Marquette, MAC
N9303-110
Minneapolis, MN 55479
Attention:	Katie O'Brien Mathis
Telephone:	(612) 316-0528
Facsimile:	(612) 667-2160

DLJ MERCHANT BANKING, INC.

DLJ MERCHANT BANKING
PARTNERS IV, L.P

By:	DLJ Merchant Banking, Inc., the General Partner of DLJ Merchant Banking IV, L.P., its General Partner

DLJ OFFSHORE PARTNERS IV, L.P

By:	DLJ Merchant Banking, Inc., the General Partner of
DLJ Merchant Banking IV (Cayman), L.P.,
its Overseas General Partner, and the
General Partner of DLJ Merchant Banking IV, L.P.,
its Domestic General Partner

Signed By or on Behalf of the Foregoing Entities:

By:	/s/ Kamil Salame

	Name:	Kamil Salame
	Title:	Authorized Representative

Address:	11 Madison Avenue
New York, NY 10010
Attention:	Daniel Gewirtz
Telephone:	(212) 538-1521
Facsimile:	(212) 325-2663

MBP IV PLAN INVESTORS, L.P.

By:	DLJ LBO Plans Management Corporation, its General Partner

By:	/s/ Kamil Salame

	Name:	Kamil Salame
	Title:	Authorized Representative
Address:	11 Madison Avenue
New York, NY 10010
Attention:	Daniel Gewirtz
Telephone:	(212) 538-1521
Facsimile:	(212) 325-2663

CSFB STRATEGIC PARTNERS
HOLDINGS III, L.P.

By:	DLJ MB Advisors, Inc., its indirect general partner

By:	/s/ Peter Song

	Name:	Peter Song
	Title:	Vice President
Address:	11 Madison Avenue
New York, NY 10010
Attention:	Peter Song
Telephone:	(212) 538-5295
Facsimile:	(212) 538-0434

     Credit Suisse Securities (USA) LLC hereby agrees to the provisions of Section 2(b) of this Agreement and solely for such purpose has duly executed this agreement on the date first above written.

CREDIT SUISSE SECURITIES (USA)
LLC

By:	/s/ Michael Isikow

	Name:	Michael Isikow
	Title:	Managing Director
Address:	11 Madison Avenue
New York, NY 10010
Attention:	Daniel Gewirtz
Telephone:	(212) 538-1521
Facsimile:	(212) 325-2663

     UICI hereby agrees to the provisions of Sections 3, 28, 29, and 31 of this Agreement and solely for such purpose has duly executed this agreement on the date first above written.

UICI

By:	/s/ Glenn W. Reed

	Name:	Glenn W. Reed
	Title:	Executive Vice President &
General Counsel
Address:	9151 Grapevine Highway
North Richland Hills, Texas
76180
Attention:	General Counsel
Telephone:	(817) 255-5200
Facsimile:	(972) 392-6721

SCHEDULE A

(Initial Deposit)

Name	Common Shares Deposited

DLJ Merchant Banking Partners IV, L.P.	126,518.1432
DLJ Offshore Partners IV, L.P.	76,889.5673
MBP IV Plan Investors, L.P.	156,692.4636
CSFB Strategic Partners Holdings III, L.P.	68,590.5093

Total	428,690.6834

A-1

SCHEDULE B

TRANSFER INSTRUCTIONS

All payments shall be made by check mailed to:

DLJ Merchant Banking Partners IV, L.P. DLJ Offshore Partners IV, L.P. MBP IV Plan Investors, L.P.

11 Madison Avenue New York, NY 10010 Attention: Kamil Salame

CSFB Strategic Partners Holdings III, L.P.

11 Madison Avenue New York, NY 10010 Attention: Peter Song

B-1